EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-80230, No. 333-32569, No. 333-57565, No. 333-99185 and No. 333-62570, each on Form S-8, Amendment No. 2 to No. 33-84658, Amendment No. 1 to No. 33-84536, Amendment No. 4 to No. 333-70295, Post-Effective Amendment No. 1 to No. 333-92959 and No. 333-103119, each on Form S-3, of Camden Property Trust of our reports dated March 11, 2004 relating to the financial statements and financial statement schedules of Camden Property Trust and management’s report on the effectiveness of internal control over financial reporting (which reports express an unqualified opinion) appearing in and incorporated by reference in this Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Houston, Texas
March 11, 2005